Company Expands Immunotherapy Based Product Pipeline by Filing New Patent Application

TSOI Collaborators Successfully Treat Immune Mediated Pregnancy Loss Utilizing Proprietary Probiotic Product in Animal Model

OCEANSIDE, CA--(Marketwired - Jul 22, 2015) - Therapeutics Solutions International, Inc. (OTC PINK: TSOI) announced today the filing of a patent application covering a proprietary probiotic mixture which reduced immunologically mediated spontaneous abortions in an established animal model of recurrent first trimester miscarriages.

TSOI collaborators bred male DBA mice with female CBA mice, a mating combination that is known to result in high levels of fetal loss caused by maternal immune attack on the fetus1. Ten mother mice were orally administered placebo control daily, and ten received the proprietary probiotic mixture daily. Mothers that had received placebo had an average of 3 live offspring with 5 fetuses destroyed by the maternal immune system. In contrast, mothers that received the probiotic mixture had an average of 7 live offspring and 1 immunologically destroyed fetus.

"While these results are preliminary, we believe that we have potentially identified a novel and easy to implement means of addressing the terrible problem of recurrent pregnancy loss. It is known that various probiotics modulate the immune system2. What our preliminary research shows is that by utilizing the right probiotic strains, we can harness the immune modulatory activities of probiotics to potentially address a problem with grave social and psychological consequences for which no accepted treatment options exist today," said Tim Dixon, President and CEO of TSOI.

The incidence of recurrent miscarriages in women of reproductive age seeking pregnancies is reported to be 1-2%. Patients presenting with recurrent miscarriages have experienced psychological trauma as they face the uncertainty of the outcome of the next pregnancy, and a variety of psychological and psychiatric disorders including anxiety, depression, posttraumatic stress disorders, and obsessive-compulsive disorders develop in these patients after miscarriages3.

"At TSOI we believe in scientifically developing means of modulating the immune system using naturally occurring products and therapeutics. In the situation of cancer, we aim to utilize naturally occurring products such as pterostilbene to stimulate immune responses to cancer, whereas in the situation of recurrent immunological mediated miscarriages we utilize probiotics to modulate the immune response so as to spare the immunologically-distinct fetus that is growing in the mother's womb," said Mr. Dixon. "By identifying, and protecting with patents, a platform of scientifically-based nutraceutical interventions, we aim to create natural-based products that address markets of unmet medical need."

1Bonney, E.A. and S.A. Brown. Reproduction, 2014. 147(5): p. R153-67.

2Kwon et al. Clin Immunol. 2013 Mar;146(3):217-27.

3Diejomaoh Med Princ Pract 2015;24:(suppl 1):38-55 https://www.karger.com/Article/Pdf/365973

About Therapeutic Solutions International, Inc. The Company's corporate website is www.therapeuticsolutionsint.com. Our new products can be viewed on www.projuvenol.com and products can be ordered at www.youcanordernow.com.

These Supplement products have not been evaluated by the United States Food and Drug Administration. These products are not intended to diagnose, treat, cure or prevent any diseases.

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